LIMITED LICENSE AGREEMENT

This Limited License Agreement (this "**Agreement**"), effective as of the 24th day of February, 2012 (the "**Effective Date**"), is by and between BioZone Laboratories, Inc., a California corporation ("**BZL Labs**"), Equachem, LLC ("**Equachem**"), and BioZone Pharmaceuticals, Inc. ("**BZL Pharma**" and together with BZL Labs and Equaquem, "**BZL**"), having its principal place of business at Pittsburg, California, U.S.A., and OPKO Pharmaceuticals, LLC, a Delaware limited liability company ("**OPKO**"), having its principal place of business at Miami, Florida, U.S.A. As used herein, each of OPKO and BZL are referred to individually as a "**Party**" and collectively as the "**Parties**".

RECITALS

WHEREAS, BZL owns certain patent rights, patented and unpatented chemical compounds, trade secrets, know-how and other unpatented technology (trademarks of BZL);

WHEREAS, OPKO is desirous of acquiring (i) an exclusive license under such patent rights and unpatented technology for the development, manufacture, use, sale, offer for sale, import and export of products utilizing the Licensed Technology (including Quosomes and EquaSomes) within the OPKO Field; and (ii) a non-exclusive license under such patent rights and unpatented technology for the development, manufacture, use, sale, offer for sale, import and export of products utilizing Licensed Technology (including QuSomes and EquaSomes) within the BZNE Field; and

WHEREAS, BZL is willing to grant OPKO such a license in accordance with the terms and conditions set forth in this Agreement;

NOW, THEREFORE, the Parties, hereby agree as follows:

AGREEMENT

Article 1 – Definitions

1.1 Affiliate. The term "**Affiliate**" shall mean any corporation, company, partnership, joint venture and/or firm which controls, is controlled by, or is under common control with a Party. For purposes hereof, "control" shall mean (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.2 BZL Field. The term "**BZL Field**" shall mean any and all fields of use, other than the OPKO Field. In particular, BZL reserves for itself the right to grant additional licenses to third-parties outside the OPKO Field.

1.3 BZL Patents. The term "**BZL Patents**" shall mean all United States and foreign patents and patent applications owned, licensed or controlled by the BZL or its Affiliates at any time during the term of this Agreement, which has at least one claim that covers (i) any use,

manufacture, sale, offer for sale, or importation of a Covered Product, such as any patent or patent application directed to the composition of matter for a Covered Product, or (ii) the manufacture or creation of the Licensed Technology, including but not limited to (a) all patents and patent applications listed in Exhibit A and all corresponding or related inventor certificates, (b) any and all continuations, continuations-in-part, continuing prosecution applications, and divisionals based on any patent or patent application referenced herein, (c) any and all patents issuing from any applications referenced herein, (d) any reissues, renewals, reexaminations and extensions based on any patents referenced herein, and (e) all corresponding foreign counterparts and foreign patent applications and issued patents in any country throughout the world. BZL Patents shall include patents existing at the time of this agreement, as well as patents on new inventions developed during the term of this agreement.

1.4 Commercial Sale. The term "**Commercial Sale**" shall mean the first sale by OPKO to an unrelated third party of a Covered Product in a given country in the Territory for use or consumption by the general public, after the receipt of a marketing authorization for the Covered Product in such country, in an arm's length transaction, in exchange for cash or other consideration. Sales prior to receipt of marketing authorization necessary to commence regular commercial scale sales, such as so-called "treatment IND sales", "named patient sales", "compassionate use sales" and/or other sales for similar purposes, shall not be deemed a Commercial Sale.

1.5 Covered Product. The term "**Covered Product**" shall mean any pharmaceutical preparation or formulation sold by OPKO , where the manufacture, use, sale, offer for sale or import of such Covered Product is claimed in a BZL Patent or utilizes Licensed Technology.

1.6 Licensed Technology. The term "**Licensed Technology**" shall mean the BZL Patents, patent rights, patented or unpatented chemical compounds, trade secrets, know-how, and other unpatented technology owned and/or controlled by BZL and relating to its technology for drug delivery or formulation and for enhancing product stability, ingredient penetration, and ease of manufacturing process, including without limitation, QuSomes and EquaSomes.

1.7 Net Sales. The term "**Net Sales**" shall mean gross amounts invoiced by OPKO and its sublicensees for sales of the Covered Products to customers, less the following: (a) payments made or credits allowed to customers and actually credited to customers for promotional purposes, allowances, rebates, discounts, profit share payments and other usual and customary discounts, including, without limitation, volume and prompt payment discounts, to customers, which are actually received by customers, (b) the amount of chargebacks, and amounts repaid or credited by reason of rejections, damages or returns of goods, or because of retroactive price adjustments, (c) specific amounts not collectible after reasonable collection efforts, (d) taxes, duties, tariffs, surcharges and other governmental charges paid, absorbed or allowed in connection with the sale, import or export of Covered Product, (e) freight, postage, insurance charges and other transportation costs actually incurred by OPKO in connection with transporting the Covered Product, and (f) discounts or rebates or other payments required by law to be

made under Medicaid, Medicare or other governmental special medical assistance programs, all of the foregoing as determined in accordance with generally accepted accounting principles in the U.S. Only sales of Covered Product by OPKO to unrelated parties shall be deemed Net Sales hereunder. Sales of Covered Product between OPKO, its Affiliates or sublicensees shall be excluded from Net Sales. However, sales of Covered Product by Affiliates or sublicensees to unrelated third parties shall be included as Net Sales as if such sales were made directly by OPKO to such unrelated third parties. Net Sales shall not include the distribution from OPKO of Covered Product free of charge for use in clinical trials or research.

In the event that a Covered Product is sold in a finished combination package containing such Covered Product packaged together in combination with one or more other products, devices, equipment or components (a "**Combination Product**"), Net Sales for such Combination Product will be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where A is the selling price of the Covered Product if sold separately in finished form and B is the selling price of any other products, equipment or components in the Combination Product if sold separately in finished form provided that the selling price of any Combination Product shall not be less than A+B. In the event that a product containing Covered Product or one or more of such products, equipment or components in the Combination Product are not sold separately, then the parties shall negotiate in good faith a formula for calculating Net Sales for such Combination Product that reflects the respective contributions of the product containing Covered Product and such other products, equipment or components to the overall value of such Combination Product. OPKO covenants that it will not intentionally manipulate any part of the fraction A/ (A+B) to avoid or reduce royalty payments or obligations that would otherwise be due for sales of Covered Product in combination form or otherwise.

1.8 OPKO Field. The term "**OPKO Field**" shall mean development, marketing, and sale of Covered Products for ophthalmological indications.

1.9 OPKO Improvement Patent. The term "**OPKO Improvement Patent**" shall mean any patent or patent application (i) owned or controlled by OPKO or any of its Affiliates, including any patent application filed by or on behalf of OPKO or any of its Affiliates, and (ii) which has at least one claim that covers any improvement of the Licensed Technology as it relates to the QuSomes in connection with the development of a Covered Product by OPKO. OPKO Improvement Patents shall only include patents developed in connection with development of a Covered Product hereunder. OPKO Improvement Patent shall not include any inventions or discoveries or claims or improvements directed to any technology outside of the Licensed Technology and shall not include any improvements to any formulation, composition of matter, compound or process that is not specifically directed to improvements of the QuSome technology per se.

1.10 OPKO Patent. The term "**OPKO Patent**" shall mean any patent or patent application other than an OPKO Improvement Patent (i) owned or controlled by OPKO or any of its Affiliates, including any patent application filed by or on behalf of OPKO or any of its Affiliates, and (ii) which has at least one claim that covers any use, manufacture, sale,

offer for sale, or importation of a Covered Product, such as any patent or patent application directed to the composition of matter for a Covered Product. OPKO Patents shall include patents existing at the time of this agreement, as well as patents on new inventions developed during the term of this agreement.

1.11 QuSomes. "**QuSomes**" shall mean spontaneously-forming liposomes for the delivery of therapeutic agents as described, for example, in United States patents 6,610,322; 6,958,160; 7,150,883; and 7,718,190 and which are owned or controlled by BZL.

1.12 Territory. The term "**Territory**" shall mean worldwide.

1.13 Valid Claim. The term "**Valid Claim**" shall mean an issued and unexpired claim in a patent within the BZL Patents, which claim has not been dedicated to the public, disclaimed, canceled, withdrawn, abandoned, revoked, or held invalid or unenforceable by a decision of a court or government agency of competent jurisdiction in an unappealed or unappealable decision.

Article 2 - License Grant

2.1 License for Covered Products. Subject to the terms and conditions of this Agreement, BZL hereby grants to OPKO an exclusive (except as described in Article 13), worldwide, non-transferable (except as permitted under Sections 2.3 and 10.1) right and license, under the Licensed Technology: (i) to develop, use, make and have made Covered Products within the OPKO Field and in the Territory; and (ii) to market, promote, sell, offer to sell, transfer, distribute, import and export Covered Products within the OPKO Field and in the Territory. Subject to the terms and conditions of this Agreement, and except as provided by Article 14, BZL hereby grants to OPKO a non-exclusive, worldwide, non-transferable (except as permitted under Sections 2.3 and 10.1) right and license, under the Licensed Technology: (i) to develop, use, make and have made Covered Products within the BZNE Field and in the Territory; and (ii) to market, promote, sell, offer to sell, transfer, distribute, import and export Covered Products within the BZL Field and in the Territory.

2.2 Exclusive License for Licensed Technology. To the extent BZL provides to OPKO the BZL Materials pursuant to Section 4.4, subject to the terms and conditions of this Agreement, BZL hereby grants to OPKO an exclusive, worldwide, non-transferable (except as permitted under Sections 2.3 and 10.1) right and license, under the BZL Patents and Licensed Technology, to use and screen the BZL Material to identify, select and commercialize one or more Covered Products within the OPKO Field and in the Territory.

2.3 Sublicensing Right. OPKO will have the right to sublicense any of the rights granted under Sections 2.1 and 2.2, provided that OPKO enters into a sublicense agreement with the sublicense in writing and the sublicense agreement (i) conforms in all respects to the applicable terms and conditions of this Agreement, including all restrictions and limitations provided herein, and (ii) specifies that such sublicense does not include any exclusive rights outside the OPKO Field. In respect to sublicenses granted by OPKO

under this Section 2.3, OPKO shall pay to BZL or cause each sublicensee to pay BZL royalties on Net Sales made by such sublicensee as if said Net Sales had been made by OPKO.

2.4 Reservation of Rights. BZL reserves all rights in the BZL Patents outside the OPKO Field and not expressly granted under Sections 2.1 and 2.2, provided that in any license, transfer or other assignment of rights under the BZL Patents or Licensed Technology to a third party, BZL shall (i) ensure that such license, transfer or assignment of rights does not include any rights in the OPKO Field; and (ii) BZL shall require a covenant by the transferee not to practice the BZL Patents or Licensed Technology in the OPKO Field. OPKO will not practice the BZL Patents outside the scope of the licenses granted pursuant to this Agreement, and BZL shall neither practice nor give any third party the right to practice the BZL Patents or Licensed Technology in the OPKO Field.

Article 3 – Royalties

3.1 Royalty. During the Royalty Term (as defined below), OPKO shall pay BZL royalties on annual Net Sales of each Covered Product. For Covered Products sold by OPKO or its Affiliates, the royalty rate shall be five percent (5%) of Net Sales. The royalty term shall be the period beginning upon the first Commercial Sale of a Covered Product and shall terminate on a country-by-country basis on the first date that such Covered Product ceases to be covered by a Valid Claim in a country (the "**Royalty Term**"). At the end of the Royalty Term the licenses granted by BZL to OPKO under this Agreement shall become fully paid-up, perpetual, irrevocable, royalty-free, exclusive licenses with respect to such Covered Product.

3.2 Calculation of Royalty. Such payments will be made within ninety (90) days following the close of each calendar quarter based on Net Sales for such quarter. Payments will be made in U.S. dollars (the exchange rate to be that listed in the Wall Street Journal on the day payment is rendered).Each royalty payment shall be accompanied by a complete statement showing the amount of Net Sales of Covered Products sold in the Territory during the respective calendar quarter. Each report shall specify the amount of Covered Products sold during the quarterly period together with the calculation of all royalties which shall have accrued during said quarterly period.

3.3 Offset. Should OPKO reasonably determine that in order to commercialize Covered Products it is necessary to obtain rights under one or more patents or patent applications owned or controlled by one or more third parties that cover or arguably cover the Covered Products or their production or use, then OPKO shall be entitled to negotiate and enter into agreements with such third parties and 50% of any amounts payable by OPKO, its Affiliates or sublicensees to such third parties with respect to the Covered Products under such agreements shall be credited against amounts payable to BZL under Section 3.1.

Article 4 – Marketing Authorizations; Trademarks; Technical Support and Manufacturing

4.1 Trademarks. OPKO at its sole expense shall be responsible for the selection, registration and maintenance of the brand names to be used by it with respect to the Covered Products in the Territory. All Trademarks will be owned and controlled by OPKO.

4.2 Governmental Approvals, and Marketing of Covered Products. OPKO shall be responsible for research and development necessary for obtaining and maintaining all necessary marketing Authorizations in each country in the Territory in which it determines to commercialize Covered Products. Such marketing authorizations will be held in the name of the OPKO and all expenses associated with the filing of such marketing Authorizations in the Territory will be the sole responsibility of OPKO. Any cost or expense incurred by the BZL in connection with the research and development of QuSomes or Covered Products prior to or following the Effective Date of this Agreement shall remain the sole and exclusive responsibility of the BZL.

4.3 Technical Support. Upon request of OPKO, BZL shall at its own expense provide OPKO with access to the Licensed Technology, including copies of all information in its possession relating to the Covered Products and the active ingredients therein, test and clinical data, trial results, manufacturing and other information, in order to assist OPKO in making submissions for marketing Authorizations in the Territory. From time to time, OPKO may request additional technical assistance from BZL regarding product development, formulation, and testing activities. BZL shall use commercially reasonable efforts to provide such assistance, and OPKO shall pay BZL for such additional activities at reasonable, industry standard fees, to be mutually agreed to by the Parties.

4.4 Material Transfer Agreement. Upon reasonable request by OPKO, BZL shall provide OPKO with aliquots of patented or unpatented chemical compounds ("**BZL Materials**") for use in product development activities. Parties will enter into an industry standard material transfer agreement for the transfer of such BZL Materials from BZL to OPKO. OPKO will promptly notify BZL in writing which targets were screened using the BZL Materials.

4.5 Manufacturing. OPKO and BZL agree that BZL will manufacture Covered Product for OPKO according to specifications provided by OPKO. OPKO will pay for such manufacturing at BZL's fully loaded costs plus ten percent (10%). In the event that BZL is unable to supply Covered Products to OPKO sufficient to meet OPKO's needs or in the event that BZL fails to meet its supply obligations to OPKO in a timely manner in OPKO's sole but reasonable discretion, BZL agrees that OPKO shall be permitted directly or through others to manufacture Covered Products. In such event, BZL shall provide reasonable assistance to OPKO and shall provide OPKO or its designee with all process and manufacturing information related to the Covered Product. OPKO shall have the right to reference any Drug Master File maintained by BZL relating to Licensed Technology or Covered Products and any other BZL regulatory documents or filings submitted in connection with Licensed Technology or Covered Products.

Article 5 Option for OPKO Improvement Patents; Prosecution.

5.1 Option for Grant Back to BZL. OPKO hereby grants BZL an option to negotiate for a non-exclusive, worldwide, non-transferable, royalty-bearing right and license under the OPKO Improvement Patents (solely to the extent it relates to the QuSome technology) (i) to use, make and have made products in the BZL Field and in the Territory; and (ii) to sell, offer to sell, transfer, distribute and import products in the BZL Field and in the Territory. OPKO specifically limits all option rights in the OPKO Improvement Patents to QuSome delivery technology, and BZL will not practice the OPKO Improvement Patents in any manner without a license negotiated pursuant to this option .

5.2 Notice of BZL Patent. Prior to filing any BZL Patent or promptly after acquiring ownership or exclusive license rights in any BZL Patent, BZL will notify OPKO in writing and provide a copy of the applicable draft application, pending application, or issued patent.

5.3 Prosecution of BZL Patent. BZL shall file, prosecute and maintain the BZL Patents. BZL shall be responsible for all fees and costs relating thereto, except as provided herein. BZL will notify OPKO periodically of the status of any pending cases included in the BZL Patents, and upon reasonable request by OPKO will provide OPKO with copies of any office actions, notices of allowance, and other material documents filed with or received from any patent office concerning the BZL Patents. OPKO will have the opportunity to comment on any response to office actions for BZL Patents or amendments to claims in BZL Patents prior to their filing and BZL will consider all comments from OPKO in good faith, including filing any divisional, continuation, or continuation-in-part application to include claims that are directed to OPKO Field. OPKO shall be solely responsible for any patent expenses or costs related to the OPKO Field and which are incurred pursuant to a request of OPKO. Any differences between the Parties with respect to any BZL Patent prosecution matters will be discussed and the Parties will use good faith efforts to resolve such differences to their mutual satisfaction. If BZL decides not to continue the prosecution of any pending case, not to maintain any issued patent included in the BZL Patents, or not to extend a BZL patent to a particular country, BZL will promptly notify OPKO in writing at least thirty (30) days before the pending case is abandoned or the issued patent is lapsed. If OPKO desires to take over the prosecution of the pending case or the maintenance of the issued patent, OPKO will notify BZL of such desire and will have the right to prosecute such pending case or to maintenance such issued patent, though such patent will be a BZL Patent for the purposes of this Agreement.

5.4 Prosecution of OPKO Patents. OPKO will be responsible for and will control the filing, prosecution, and maintenance of the OPKO Improvement Patents and OPKO Patents relating to Covered Products, including all fees and costs relating thereto. OPKO will notify BZL periodically of the status of any pending cases included in the OPKO Improvement Patents, and will provide BZL with copies of any office actions, notices of allowance, and other material documents filed with or received from any patent office concerning the OPKO Improvement Patents. Any differences between the Parties with

respect to any OPKO Patent prosecution matters will be discussed and the Parties will use good faith efforts to resolve such differences to their mutual satisfaction.

Article 6 Representations and Warranties

6.1 Warranty of Ownership. BZL hereby represents and warrants to OPKO that, except as described in Article 13 and Article 14:

6.1.1 BZL is the sole and exclusive owner of all right, title and interest in and to the Licensed Technology, and the Licensed Technology is free and clear of any liens, pledges, claim, security interests, rights of first refusal, community property interest or other restriction or limitation, and any other encumbrances (collectively, "**Encumbrances**");

6.1.2 BZL has the full right and power to grant the exclusive licenses set forth in this Agreement and there are no outstanding agreements, assignments or Encumbrances which would prevent BZL from granting the licenses granted to OPKO in this Agreement or from performing BZL's obligations under this Agreement; and

6.1.3 BZL is not a party to any agreement or contract that is inconsistent with the exclusive licenses granted under this Agreement.

6.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 6.1, THE PATENTS LICENSED HEREUNDER ARE PROVIDED "AS IS" AND NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OR CONDITIONS OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PATENTS LICENSED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR ENFORCEABILITY OF THE PATENTS LICENSED HEREUNDER, OR NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

6.3 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE FOR ANY INCIDENTAL, SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXPENSES, LOST PROFITS, LOST SAVINGS, INTERRUPTIONS OF BUSINESS OR OTHER DAMAGES OF ANY KIND OR CHARACTER WHATSOEVER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR RESULTING FROM THE MANUFACTURE, HANDLING, MARKETING, SALE, DISTRIBUTION OR USE OF COVERED PRODUCT REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF A PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Article 7 – Extension and Enforcement of Patent Rights

7.1 Notice of Patent Infringement by Third Parties. In the event that either Party becomes aware of any infringement of any patent included in the BZL Patents, OPKO Patents or OPKO Improvement Patents by a third party, such Party shall notify the other Party

thereof in writing and shall provide the other Party with all evidence of such infringement and the basis of such Party's belief that such infringement is and/or might have occurred or is occurring.

7.2 OPKO's Right to Suit. OPKO shall have the sole right, but not the obligation, to commence in OPKO's name suits, actions, and proceedings for patent infringement of the BZL Patents or the OPKO Patents or OPKO Improvement Patents by any third party, if the infringement occurs during the term of this Agreement and within the OPKO Field. Such right shall include without limitation the right to control the initiation and filing of such actions, suits and proceedings, the preparation of all papers to be filed in connection therewith and conducting the actions, suits and proceeding against such third parties. All recoveries, damages, settlement amounts and awards in such suit, action or proceeding shall be awarded to OPKO. OPKO shall bear all costs associated with any such suits, actions and proceedings. Upon OPKO's reasonable request, BZL agrees to assist and cooperate with OPKO in all such actions, suits and proceedings instituted hereunder, including without limitation being named or joined as a party thereto if BZL is a necessary and indispensable party. OPKO shall pay for all expenses that BZL reasonably incurs in association with such cooperation and assistance. Except as expressly provided in this Section 7.2, BZL reserves all rights to enforce the patents licensed to OPKO.

Article 8 Term and Termination

8.1 Term. Unless terminated earlier in accordance with this Agreement, the term of this Agreement and the term of the licenses granted hereunder shall begin on the effective date of this Agreement and continue until the expiration of the last-to-expire patent within the BZL Patents.

8.2 Termination Upon Default. BZL shall have the right to terminate the license granted under this Agreement to OPKO for cause upon written notice to OPKO if OPKO materially breaches any provision of this Agreement, and does not cure such breach within thirty (30) days following written notice thereof from BZL.

8.3 Termination by OPKO. OPKO shall have the right to terminate any license granted to it, by providing ninety (90) days written notice to BZL.

8.4 Effect Upon Termination. On the effective date of termination of the license provided to OPKO, OPKO will cease all further use, manufacture, sale, or importation of the Covered Products and all use of the Licensed Technology, except as provided in this Section. OPKO may complete and sell any inventory of the Covered Products within the OPKO Field that exist as of the termination date for a period of six (6) months after the termination date.

8.5 Survival. Articles 3, 5, 6, 7, 8, 9, 11, and 12 will survive any termination or expiration of this Agreement.

Article 9 - Indemnification

9.1 Indemnification by OPKO. OPKO will defend, indemnify and hold BZL, BZL's Affiliates, and their directors, officers, employees, and agents harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorneys' fees, expert witness fees, and court costs) directly or indirectly arising from or relating to any activities of OPKO or its sublicensees pursuant to the rights granted hereunder, including the manufacture (but solely to the extent OPKO has assumed manufacturing obligations), use, marketing, or sale of any Covered Product, except in such case and to the extent such claims or liabilities are attributable directly or indirectly to the acts or omissions of BZL.

9.2 Indemnification by BZL. BZL will defend, indemnify and hold OPKO, OPKO's Affiliates, and their directors, officers, employees, and agents harmless from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorneys' fees, expert witness fees, and court costs) directly or indirectly arising from or relating to any activities of BZL or its sublicensees pursuant to the rights granted hereunder, including (a) a breach of any of its representations and warranties set forth in this Agreement; (b) the manufacture or handling of Covered Product by BZL, and the (c) negligent or intentional acts of BZL and its Affiliates, except in such case and to the extent such claims or liabilities are attributable directly or indirectly to the acts or omissions of OPKO.

Article 10 - Assignment; Successors

10.1 Assignment. Neither Party may assign or transfer any rights under this Agreement or delegate any of its obligations or duties under this Agreement without the other Party's prior written consent. Notwithstanding the foregoing, this Agreement may be assigned by either Party to an Affiliate or to a third party in connection with the transfer of all, or substantially all, of such Party's business to which this Agreement relates, including without limitation by way of merger, asset sale or a change in control. Any attempted assignment or transfer of this Agreement or in violation of the foregoing will be null and void.

10.2 Binding Upon Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of successors in interest and permitted assigns of BZL and OPKO.

Article 11 - Confidentiality

11.1 Confidential Information. As used herein, "**Confidential Information**" means any confidential or proprietary information disclosed by either Party ("**Disclosing Party**") to the other Party ("**Receiving Party**") pursuant to this Agreement, regardless whether such information is marked "Confidential". Confidential Information will include, but not be limited to, trade secrets, know-how, inventions, unpublished patent applications, techniques, processes, product plans, composition of matter, and financial information.

11.2 Confidentiality. The Receiving Party shall keep in confidence and trust all of the Disclosing Party's Confidential Information received by the Receiving Party. The

Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and advisors who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements with the Receiving Party which protects the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

11.3 Exclusions. Notwithstanding anything to the contrary herein, the restrictions set forth in this Section shall not apply to information that the Receiving Party can document: (i) was independently developed by the Receiving Party without any use of or reference to the Disclosing Party's Confidential Information; (ii) becomes known to the Receiving Party, without restriction, from a third party who had a right to disclose it without confidentiality obligations; (iii) was in the public domain at the time it was disclosed or becomes in the public domain without breach by the Receiving Party of this Section; or (iv) was rightfully known to the Receiving Party, without restriction, at the time of disclosure. A disclosure of the other Party's Confidential Information that is required in response to the valid and binding order of a court or other governmental body shall not be deemed a breach of this Section; provided that the Receiving Party shall (x) immediately notify the Disclosing Party in writing in order that the Disclosing Party may obtain a protective order requiring the Disclosing Party's Confidential Information be used only for which the order was issued; and (y) use reasonable efforts to have such information be treated as confidential and under seal, unless such disclosure is necessary to establish the rights or enforce obligations under this Agreement.

11.4 Return of Confidential Information. The Confidential Information of each Party will remain the sole property of that Party. The disclosure of any Confidential Information by a Party will not constitute a grant of any right or license in or to such Confidential Information or obligate the Disclosing Party to grant any such rights or licenses to the Receiving Party. Except as provided in this Agreement, all documents or materials that contain or reflect Confidential Information will be returned to the Disclosing Party upon request or termination of this Agreement; provided, however, that one (1) archival copy of such documents or materials may be retained by the Receiving Party solely to determine its obligations under this Agreement.

11.5 Terms of this Agreement. Neither Party will disclose any terms of this Agreement to any third party without the prior written consent of the other Party, except (i) as required by law; (ii) to its attorneys, accountants, and other professional advisors under a duty of confidentiality; (iii) to a third party under a duty of confidentiality in connection with any

proposed financing or a proposed merger or a proposed sale of all or part of such Party's business relating to this Agreement.

Article 12 General Provisions

12.1 Independent Contractors. BZL and OPKO shall have no other relationship other than as independent contracting parties. Neither Party shall have any power to bind or obligate the other Party in any manner.

12.2 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and supersedes all prior discussions, agreements, representations related to such subject matter. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both Parties.

12.3 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Florida, without giving effect to its principles of conflicts of law.

12.4 Captions. The headings for each article and section in this Agreement are for convenience and reference only and are not intended to limit or expand the meaning of the language contained in the particular article or section.

12.5 Severability. If any provision of this Agreement is ultimately held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

12.6 Notices. Any notices in writing shall be deemed duly given and made if sent by courier or by certified or registered mail, postage prepaid, to the addressees below or by facsimile to the facsimile number set forth below. Either Party may change its address or its designated management representative by written notice to the other Party. The date of giving such notices and payments shall be the date of mailing.

To BZL:

BioZone Laboratories, Inc.
580 Garcia Avenue
Pittsburg, CA 94565

Attn: Chief Executive Officer

Fax No.: 201-608-5103

To OPKO:

OPKO Pharmaceuticals, LLC
4400 Biscayne Blvd.
Miami, FL 33137
Attn: Deputy General Counsel
Fax No: 305-575-4140

12.7 Remedies. If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys' fees, court costs, and other collection expenses, in addition to any other relief it may receive.

12.8 Counterparts and Facsimile. This Agreement may be executed in counterparts and when each party has signed and delivered one such counterpart, each counterpart shall be deemed an original and, when taken together with other signed counterparts, shall constitute one integrated contract, which shall be binding upon and effective as to all parties. Facsimile signatures and PDF copies of the parties shall have the same effect as original signatures.

Article 13 Existing Contract Between BZL and BetaZone

13.1 The Parties acknowledge that there is an existing agreement between BZL and BetaZone (the "**BetaZone License**"), in which BZL previously conferred a license to BetaZone for certain Covered Products in the Territory. The parties agree that the license granted under the present agreement is subject to and limited by all rights conveyed by BZL under the BetaZone License.

13.2 Exhibit B is a comprehensive list of Covered Products which BetaZone has developed under the BetaZone License. OPKO agrees that BetaZone will have the right to continue to manufacture, have manufactured, use, sell, offer for sale such Covered Products.

13.3 The Parties acknowledge that BZL and BetaZone have modified the BetaZone Agreement, thereby restricting BetaZone from developing or selling any additional Covered Products, other than those listed on Exhibit B.

Article 14 Existing Contracts for Licensed Technology

14.1 The parties acknowledge that BZL has previously entered into various agreements pursuant to which it has granted exclusive licenses to Licensed Technology for certain Covered Products in the BZL Field (the "**Technology Licenses**"). Exhibit C sets for a comprehensive list of such Technology Licenses. The parties agree that the non-exclusive license granted to OPKO under the present agreement in the BZL Field is subject to and limited by the rights previously conveyed by BZL under such Technology Licenses.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their duly authorized representatives as of the date first above written.

BIOZONE LABORATORIES, INC. (LICENSOR)	OPKO PHARMACEUTICALS, LLC (LICENSEE)
By: [signature]	By: [signature]
Brian Keller Executive Vice President, BZL	Steven D. Rubin Executive Vice President
Date: 2/24/2012	Date: 2/24/2012

EQUACHEM, LLC

By: [signature]
ELLIOT MAZA
SOLE MEMBER

Date: 2/24/2012

BIOZONE PHARMACEUTICALS, INC.

By: [signature]
ELLIOT MAZA
CHIEF EXECUTIVE OFFICER + CFO

Date: 2/24/2012

EXHIBIT A

LIST OF BZL PATENTS

Notes:

- Issued patents are listed by both application number and patent number. Cases still pending are listed by application number.
- Column 4 in Tables 1 and 2 lists the country or regional patent office for each patent or application.
- Column 5 in Tables 1 and 2 indicate if the claimed technology is related to QuSomes (Q), Pure-PEG (P) or other areas (O). Some patents and applications fall into more than one category. In some cases, the categorization is ambiguous.

Table 1: BIOZ patents and applications

	Application	Patent info	Country	Technology
BIOZ **0101** **BioZone Laboratories, Inc.** **Brian Keller**				
BIOZ-001 "Self Forming, Thermodynamically Stable Liposomes and Their Applications"	09/745,292 Dec 20, 2000	6,610,322 Aug 26, 2003	US	Q
BIOZ-001 EP "Self Forming, Thermodynamically Stable Liposomes and Their Applications"	App 01992326 WO0249617	EP 1343475 29 April 09	IR, GB, FR, DE, CH	Q
BIOZ-002 "Self Forming, Thermodynamically Stable Liposomes and Their Applications" CON of BIOZ-001	10/262,284 Sep 30, 2002	6,958,160 Oct 25, 2005	US	Q

BIOZ-004 "Self Forming, Thermodynamically Stable Liposomes and Their Applications" CON of BIOZ-001, BIOZ-002	11/178,001 Jul 8, 2005	7,150,883 Dec 19, 2006	US	Q
BIOZ-005P "Nanotechnology for spilled oil encapsulation, remediation, and recovery"	60/840,789 Aug 28, 2006		US	Q
BIOZ-006 "Self Forming, Thermodynamically Stable Liposomes and Their Applications" CON of BIOZ-001, BIOZ-002, BIOZ-004	11/588,068 Filed 10/24/2006	7,718,190 May 18, 2010	US	Q
BIOZ-009 "Self Forming, Thermodynamically Stable Liposomes and Their Applications"	12/661,987 filed Mar 27, 2010		US	Q

Table 2: EQUA patents and applications

(1) **X-conazoles plus Qusomes**				
EQUA-001 (regular application) "Enhanced Delivery of Antifungal Agents"	12/006,820 Filed Jan. 4, 2008		US	Q
EQUA-001 PCT "Enhanced Delivery of Antifungal Agents"	PCT/US2009/000003 Filed Jan 2, 2009		PCT	Q
EQUA-001 JP	2010-541549		JP	Q
EQUA-001 EP	09701160.5 effective date: Jan 2, 2009		EPO	Q

EQUA-003 (P) "Enhanced Delivery of Antifungal Agents"	61/128,011 Filed May 16, 2008		US	Q
EQUA-012 (R)	12/454,387 filed May 15, 2009		US	Q
(2) Linkers			US	Q, O
EQUA-002P "PEG-lipid conjugates for liposomes and drug delivery"	61/131,674 Filed June 11, 2008			
EQUA-004P "PEG-lipid conjugates for liposomes and drug delivery"	61/135,515 Filed July 21, 2008		US	Q, O
EQUA-015R "PEG-lipid conjugates for liposomes and drug delivery"	12/456,046 filed June 10, 2009		US	Q, O
(3) New Chemical Entities (equaconazoles)				
EQUA-005P "Novel Triazole Antifungal Agents"	61/191,339 Filed Sept 8, 2008		US	O
EQUA-006 (P) "Novel Triazole Antifungal Agents"	61/199,821 Filed Nov. 20, 2008		US	O
EQUA-007R "Triazole Antifungal Agents"	12/584,486 filed Sept 5, 2009		US	O
EQUA-007 PCT "Triazole Antifungal Agents"	PCT/US2009/005012 filed Sept. 5, 2009			
EQUA-007 CA			CA	O
EQUA-007 CN (China)	Natl. App. # 200980144689.2		CN	O
EQUA-007 EP	EP 09811850.8 Kemp ref: N.113302		EP	O

	JHS/nw Pub (patent) no 2343980			
EQUA-007 IN	2453/DELNP/2001		IN	O
EQUA-007 JP	2011-526053		JP	O
EQUA-007 MX			MX	O
(4) Solubility Enhancers (non-QuSomes)				
EQUA-008 "PEG-lipid conjugates for increasing the solubility of drug compounds"	Filed Jan 23, 2009 61/205,840		US	Q
EQUA-020R "PEG-lipid conjugates for increasing the solubility of drug compounds"	12/657,611 filed Jan 22, 2010		US	Q
EQUA-020 PCT "PEG-lipid conjugates for increasing the solubility of drug compounds"	PCT/US2010/000165 filed Jan 22, 2010			
EQUA-020 BR			BR	Q
EQUA-020 CO			CO	Q
EQUA-020 EP	10733728.9		EP	Q
EQUA-020-JP			JP	Q
(5) Drug-lipid conjugates (amide-linked drugs)				
EQUA-009	61/210,380 Filed Mar 18, 2009		US	O
EQUA-010P	61/217,404 filed May 29, 2009		US	O
EQUA-021R	12/661,465 filed Mar 17, 2010		US	O

(6) Polymer-lipid protein conjugates				
EQUA-011	61/212,825 Filed April 16, 2009		US	O
EQUA-023R	12/799,006 filed April 15, 2010		US	O
(7) Pure PEG-Lipid Conjugates				
EQUA-013	61/217,627 Filed June 2, 2009		US	P, Q
EQUA-017P	61/284,065 filed December 12, 2009		US	P, Q
EQUA-024R	12/802,197 filed June 1, 2010		US	P, Q
EQUA-024 PCT	PCT/US2010/001590 filed June 1, 2010			
EQUA-024 AP (ARIPO-Africa) 18 states			AP	P, Q
EQUA-024 AU (Australia)	App No 2010257181		AU	P, Q
EQUA-024 BR			BR	P, Q
EQUA-024 CA (Canada)			CA	P, Q
EQUA-024 CL (Chile)			CL	P, Q
EQUA-024 CN (China)	201080030371.4		CN	P, Q
EQUA-024 CO (Colombia)			CO	P, Q
EQUA-024 EG			EG	P, Q
EQUA-024 EA (Eurasia)			EA	P, Q
EQUA-024 EP (34 states)	EP #10783699.1		EP	P, Q
EQUA-024 IN (India)	10321/DELNP/2011		IN	P, Q
EQUA-024 IS (Israel)			IS	P, Q
EQUA-024 JP Goichi Takahishi Kita-Aoyama Intl Patent Bureau P011455			JP	P, Q
EQUA-024 MY	PI 2011005803		MY	P, Q

EQUA-024 MX			MX	P, Q
EQUA-024 ZA (South Africa)	2011/09366		ZA	**P, Q**
EQUA-024 KR (South Korea)	10-2011-7031713		KR	P, Q
(8) Cyclosporin formulation				
EQUA-016P	61/273,656 Filed August 5, 2009		US	P, Q
EQUA-025R	12/802,200 filed June 1, 2010		US	P, Q
(9) Rapamycin				
EQUA-018P	61/276,953 Filed Sept 19, 2009		US	Q
EQUA-027R "Method of treatment with Rapamycin"	12/924,038 Filed Sept 18, 2010		US	Q
EQUA-027 PCT "Pharmaceutical compositions of Rapamycin"	PCT/US2010/002547 Filed Sept 18, 2010		PCT	Q
(10) Pure PEG-AA-lipid conjugates				
EQUA-022P "Amino Acid Linked PEG-Lipid Conjugates"	61/343,396 filed April 28, 2010		US	P
EQUA-026R	13/066,959 Filed April 28, 2011		US	P
EQUA-026 PCT	PCT/US2011/000745 Filed April 28, 2011		PCT	P

Table 3: Other

Number	Notes	Title	Inventor	Filing date	Issue date
6,495,596	Inflacin; Jeff Smith	Compounds and methods for inhibition of phospholipase A2 and cyclooxygenase-2	Keller; Brian	June 7, 2001	December 17, 2002
6,998,421	Inflacin; Jeff Smith	Compounds and methods for inhibition of phospholipase A.sub.2 and cyclooxygenase - 2	Keller; Brian	August 26, 2002	February 14, 2006

EXHIBIT B

Schedule of Existing Ophthalmic Products Licensed to BetaZone

Polyvinyl Alcohol 1.4% ophthalmic solution

Cromoclicate Sodium 4% ophthalmic solution

Dexamethasone Phosphate 0.1% + Neomycin 0.35% ophthalmic solution

Dorsolamide 2% Timolol 0.5% ophthalmic solution

Gentamicin 0.3% ophthalmic solution

Artificial Tears ophthalmic solution

Moxifloxacine 0.5% ophthalmic solution

Nafazoline HCI 0.1 % ophthalmic solution

Olopatadine 0.1% ophthalmic solution

Prednisolone Acetate 1% ophthalmic solution

Sodium Sulfacetamide 10% ophthalmic solution

Tetrahydrozoline HCl 0.05% ophthalmic solution

Timolol 0.5% ophthalmic solution

Latanoprost 0.005% ophthalmic solution

Latanoprost 0.005% + Timolol 0.5% ophthalmic solution

Meloxicam 0.03% ophthalmic solution

Ketorolac 0.5% ophthalmic solution

Dexametasone 1 mg + Polimixine 6.000IU + Neomvcin 3.500IU ophthalmic solution

Moxifloxacin 5mg + Dexametasone l mg ophthalmic solution

EXHIBIT C

SCHEDULE 1

Qusome Products Subject To License With BetaZone Laboratories, LLC

Territory: Mexico and the countries included in Central America and South America, Asia and Eastern Europe

Sildenafil oral spray
Mupirocin 2% topical Qusome cram
Mometasone 0,1% + Clotrimazole 1% topical Qusome cream
Mometasone 0,1% + Mupirocin 2% topical Qusome cream
Mometasone 0,1% + Mupirocin 2%+ Clotrimazole 1% topical Qusome cream
Acyclovir 5% topical Qusome cream
Centella Asiatica 1% topical Qusome cream
Erythromycin 4% topical Qusome gel
Benzoyl Peroxide 2,5 % Qusome cream
Benzoyl Peroxide 5 % Qusome cream
Benzoyl Peroxide 10 % Qusome cream
Adapalene 0.1% topical Qusome gel
Clindamycin 1% Qusome lotion
Clindamycin 1% Qusome gel
Clindamycin 1% + Adapalene 0,1% topical Qusome cream
Diclofenac 1% Qusome gel
Diclofenac 3% Qusome gel
Diclofenac 1% + Methyl Salicylate 6% topical Qusome gel
Meloxicam 1% topical Qusome gel
Ibuprofen 1% + Thiocolchicoside 0,25% + Methyl Salicylate 6% Qusome gel
Thiocolchicoside 0,25% + Methyl Salicylate 6% Qusome gel
Glucosamine 3% + Chondroitine 5% topical Qusome cream
Mometasone 0,1% topical Qusome cream
Mometasone 0,1% topical Qusome lotion
Clotrimazole 1% topical Qusome lotion
Clotrimazole 1% topical Qusome cream
Isoconazole Nitrate 1% Qusome cream
Eflornitina topical Qusome cream
Minoxidil 2% topical Qusome spray

Minoxidil 5% topical Qusome spray
Terbinafine 1% topical Qusome cream
Terbinafine 1% topical Qusome spray
Ibuprofen 10% topical Qusome cream
Sumatriptan oral lipospray
Tadalafil oral lipospray
Zolpidem oral lipospray
Salicylic acid + Taurine + Infacin Qusome cream
Phosphatidylcholine + Sodium deoxycholate topical Qusome cream
Aminophylline + Caffeine + Pentoxyphylline + Organic Silicon topical Qusome cream
Lactic acid + Malva sylvestris + Calendula officinalis + Aloe vera + Rice extract vaginal Qusome soap
Lactic acid + Malva sylvestris + Calendula officinalis + Aloe vera 3% Rice extract 3% Soy isoflavones vaginal Qusome soap
Myconazole nitrate + Centella asiatica + Triticum vulgaris + Alpha-bisabolol + Avena rehalba vaginal Qusome cream
Lactic acid + Dexpanthenol + Centella asiatica + Avena rehalba + Omega 6 vaginal Qusome cream
Lactic acid + Dexpanthenol + Centella asiatica + Avena rehalba + Omega 6 + Soy isoflavones vaginal Qusome cream
Tazarotene Qusome cream
Transfer factors Qusome cream
Fusidic acid topical Qusome cream
Fusidic acid + Mometasone topical Qusome cream
Fusidic acid + Mometasone + Clotrimazole Qusome cream
Fusidic acid + Betamethasone topical Qusome cream
Fusidic acid + Betamethasone + Clotrimazole Qusome cream
Bupivacaine topical Qusome cream
Tetracaine topical Qusome cream
Nitroglycerin topical Qusome gel
Urea topical Qusome cream
Panthenol Qusome lotion
Fludroxicortida + Fenticonazol topical Qusome cream
Fludroxicortida + Isoconazol topical Qusome cream
Fenticonazol topical Qusome cream
Miconazol topical Qusome cream
Centella + Cafeína topical Qusome lotion

Clindamicine + Policarbofile topical Qusome cream
Ciclopirox Olamina topical Qusome cream
Betametasona + Hialuronidase topical Qusome cream
Clobetasol topical Qusome cream
Procaine / Anesthetic Product topical Qusome gel
Pramoxine / Allergy Product topical Qusome cream

SCHEDULE 2

Qusome Products Permitted For Sale By BetaZone Outside The Territory

Product	Dosage Form	Territory
Tazarotene and Acyclovir	Topical cream	Worldwide
Mometasone 0,1% + Mupirocin 2%+ Clotrimazole 1%	Topical Qusome cream	United States
Tadalafil and others	Hard liquid Capsules	
Sildenafil, Tadalafil, Sumatriptan, Zolpidem	LipoSprays	Europe, Turkey, South Africa, India
Adapalen and Mometasone 0,1% + Mupirocin 2%+ Clotrimazole 1%	Creams	
Phosphatidylcholine + Sodium deoxycholate topical Qusome cream	Mesotherapy Creams	
Aminophylline + Caffeine + Pentoxyphylline + Organic Silicon topical Qusome cream		

SCHEDULE 3

Qusome Opthalmic Products Permitted For Sale By BetaZone

Territory: Worldwide

Polyvinyl Alcohol 1.4% ophthalmic solution
Cromoclicate Sodium 4% ophthalmic solution
Dexamethasone Phosphate 0.1% + Neomycin 0.35% ophthalmic solution
Dorsolamide 2% Timolol 0.5% ophthalmic solution
Gentamicin 0.3% ophthalmic solution
Artificial Tears ophthalmic solution
Moxifloxacine 0.5% ophthalmic solution
Nafazoline HCI 0.1 % ophthalmic solution
Olopatadine 0.1% ophthalmic solution
Prednisolone Acetate 1% ophthalmic solution
Sodium Sulfacetamide 10% ophthalmic solution
Tetrahydrozoline HCl 0.05% ophthalmic solution
Timolol 0.5% ophthalmic solution
Latanoprost 0.005% ophthalmic solution
Latanoprost 0.005% + Timolol 0.5% ophthalmic solution
Meloxicam 0.03% ophthalmic solution
Ketorolac 0.5% ophthalmic solution
Dexametasone 1 mg + Polimixine 6.000IU + Neomvcin 3.500IU ophthalmic solution
Moxifloxacin 5mg + Dexametasone l mg ophthalmic solution

SCHEDULE 4

Qusome Products Licensed To Ferndale Laboratories, Inc

Territory: Worldwide, excluding Asia except for Philippines, Korea, Singapore, Malaysia and Thailand. Ferndale has right of first refusal on countries not included in the Territory.

QuSome LMX Gel:	Lidocaine 4%
QuSome LMX Cream	Lidocaine 4%

SCHEDULE 5

Qusome Products Licensed To Alcis Health, Inc

Territory: Worldwide

Note: Licensee is in default and BioZone has sent notice of termination

Exclusive right to use inflacin in combination with QuSomes in the following product categories:

1. All topical analgesic pain relief applications
2. All body soak preparations

SCHEDULE 6

Qusome Products Licensed To Dow Pharmaceutical Sciences, Inc

Territory: Worldwide

Desonide and all forms thereof

Kinetin

Zeatin

One new product at Dow's election, which has not otherwise been licensed to a third party by BioZone

SCHEDULE 7

Qusome Products Licensed To Biolab Sanus Farmaceutica LTDA

Territory: Brazil

QuSome technology for any topical or lipo spray product for sale in Brazil

SCHEDULE 8

Qusome Products Licensed To Laboratorios La Sante

Territory: Countries included in Central America and South America, excluding Argentina, Brazil, Chile and Uruguay

Certain products licensed to Betazone Laboratories, LLC

Dermo Cosmetics – Mesotherapy formulations

- Anti stretch mark cream
- Anti age cream
- Hyperpigmentation Treatment

Galeno

- Mupirocin 2% topical Ointment
- Mometasone 0,1% + Clotrimazole 1% topical Ointment
- Mometasone 0,1% + Mupirocin 2% topical Ointment
- Mometasone 0,1% + Mupirocin 2%+ Clotrimazole 1% topical Ointment
- Mometasone 0,1% + Mupirocin 2%+ Clotrimazole 1% topical Solution spray

SCHEDULE 9

Qusome Products Licensed To Shaklee Corporation

Territory: Worldwide

Enfutox instant Firming Serum